CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of Scudder Institutional Fund, Inc., of our reports dated February 19, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Reports to Shareholders of Institutional Government Portfolio, Institutional Cash Portfolio, Institutional Tax-Free Fund and Institutional International Equity Portfolio, constituting Scudder Institutional Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Experts" in the Statements of Additional Information.



/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
New York, New York
April 30, 1997